Exhibit 3.1

MATADOR RESOURCES COMPANY
(File Number 801346526)
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STATEMENT OF RESOLUTIONS
Pursuant to Sections 21.155 and 21.156 of the
Texas Business Organizations Code
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SERIES A CONVERTIBLE PREFERRED STOCK

MATADOR RESOURCES COMPANY, a Texas corporation (the “Corporation”), in accordance with the provisions of Sections 21.155 and 21.156 of the Texas Business Organizations Code (the “TBOC”), hereby certifies that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Amended and Restated Certificate of Formation of the Corporation (as so amended and as further amended from time to time in accordance with its terms and the TBOC, the “Certificate of Formation”), which authorizes the Board of Directors, by resolution, to set forth the designations, preferences, limitations and relative rights, including voting rights thereof, in one or more series of up to 2,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), the Board of Directors duly adopted the following resolution on January 19, 2015 by all necessary action on the part of the Corporation:
RESOLVED, that, pursuant to the authority vested in the Board of Directors of the Corporation and in accordance with the provisions of the Certificate of Formation, a series of Preferred Stock of the Corporation be, and it hereby is, authorized and created, and the designations, preferences, limitations and relative rights, including voting rights thereof, are as follows:

1.	Designation of Shares.
(a)The designation of this series of Preferred Stock is “Series A Convertible Preferred Stock,” par value $0.01 per share (“Series A Preferred Stock”).
(b)Each share of Series A Preferred Stock shall be identical in all respects with the other shares of Series A Preferred Stock.
(c)The authorized number of shares of Series A Preferred Stock shall initially be 150,000, which number may from time to time be increased or decreased by resolution of the Board of Directors as permitted by the TBOC; provided, however, that the authorized number of shares of Series A Preferred Stock may not be decreased below the number of outstanding shares of Series A Preferred Stock as of such date. The Series A Preferred Stock may be issued as fractional shares.
(d)For purposes of this Statement of Resolutions “Capital Stock” of any person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

The Series A Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding-up or termination, rank:
(i)senior to the Common Stock, par value $0.01 per share of the Corporation (“Common Stock”), and any other class or series of Capital Stock of the Corporation, the terms of which provide that such class or series ranks junior to the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and termination of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the “Junior Stock”);
(ii)on a parity with any class or series of Capital Stock of the Corporation, the terms of which provide that such class or series ranks on a parity with the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and termination of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the “Parity Stock”); and
(iii)junior to each class or series of Capital Stock of the Corporation (other than Common Stock), the terms of which do not expressly provide that such class or series ranks junior to or on a parity with the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and termination of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the “Senior Stock”).

2.	Dividends.
(a)    If the Corporation declares a cash dividend on the Common Stock, the holders of shares of Series A Preferred Stock shall be entitled to receive for each share of Series A Preferred Stock a cash dividend in the amount of the cash dividend that would be received by a holder of the Common Stock into which such share (or applicable fraction thereof) of Series A Preferred Stock would be convertible (assuming Shareholder Approval, as defined below) on the record date for such cash dividend. In any such case, the Corporation shall declare a cash dividend on the Series A Preferred Stock at the same time that it declares a cash dividend on the Common Stock and shall establish the same record date for the dividend on the Series A Preferred Stock as is established for such cash dividend on the Common Stock.
(b)    In addition, commencing with the date that is six (6) months after the date of first issuance of the Series A Preferred Stock (the “Quarterly Dividend Trigger Date”), holders of any Series A Preferred Stock outstanding as of such date shall be entitled to receive dividends on the Preferred Stock in cash at an initial quarterly rate of $1.80 per share of Series A Preferred Stock (the “Series A Quarterly Dividend”). The Series A Quarterly Dividend shall be paid each fiscal quarter of the Corporation following the Quarterly Dividend Trigger Date, in arrears, on the earlier to occur of (i) the date any dividend is paid to holders of Common Stock with respect to such Quarter and (ii) 45 days after the end of each Quarter (each such payment date, a “Series A Dividend Payment Date”), to the holders of record of the Series A Preferred Stock as they appear on the Corporation’s stock register at the close of business on the relevant record date established by the Board of Directors of the Corporation with respect to each such Series A Quarterly Dividend; provided, however, that the first Series A Quarterly Dividend shall be paid following the first full fiscal quarter after the Quarterly Dividend Trigger Date, and, if the

Quarterly Dividend Trigger Date occurs on a date other than the first day of a fiscal quarter of the Corporation, such payment shall include a prorated Series A Quarterly Dividend with respect to the fiscal quarter in which the Quarterly Dividend Trigger Date occurs. The holders of Series A Preferred Stock at the close of business on a relevant record date shall be entitled to receive the Series A Quarterly Dividend on the corresponding Series A Dividend Payment Date notwithstanding the conversion of such Series A Preferred Stock following that dividend record date.
(c)    In any case where any dividend payment date shall not be a Business Day, then (notwithstanding any other provision of this Statement of Resolutions) payment of dividends need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the dividend payment date; provided, however, that, in such circumstance, no interest shall accrue on such amount of dividends for the period from and after such dividend payment date, as the case may be. For the purposes of this Statement of Resolutions, “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions in Dallas, Texas are authorized or required by law to close.
(d)    For the avoidance of doubt, no Series A Quarterly Dividends will be due and payable if the Conversion Date (as defined below) occurs prior to the Quarterly Dividend Trigger Date.
3.Conversion.
(a)    Within one Business Day following approval of an amendment to the Certificate of Formation to increase the number of authorized shares of Common Stock by an amount sufficient (taking into account all shares of Common Stock that are issued and outstanding and all shares of Common Stock reserved for issuance under the Corporation’s equity incentive plans, and any other obligations of the Corporation to reserve Common Stock upon the conversion, exchange or exercise of other securities of the Corporation) to issue the number of shares of Common Stock to be issued to the holders of Series A Preferred Stock upon such conversion (the “Amendment”) by the holders of Capital Stock of the Corporation in accordance with the Certificate of Formation and the TBOC (the “Shareholder Approval”), the Corporation shall file the Amendment with the Secretary of State of the State of Texas. Each share of Series A Preferred Stock shall automatically convert into Common Stock immediately upon receipt of evidence from the Secretary of State of the State of Texas of acceptance of the filing of the Amendment. The date on which the Amendment is accepted for filing is referred to as the “Conversion Date.” Any Common Stock delivered as a result of conversion pursuant to this Section 3 shall be validly issued, fully paid and non-assessable, free and clear of any liens, claims, rights or encumbrances other than those arising under the TBOC or the Amended and Restated Bylaws of the Corporation (the “Bylaws”). The number of shares of Common Stock deliverable upon conversion of each share of Series A Preferred Stock shall be an amount equal to 10 shares of Common Stock per share of Series A Preferred Stock, subject to adjustment as provided herein (the “Series A Conversion Rate”). Immediately following any conversion, the rights of the holders of converted Series A Preferred Stock, including, without limitation, any accrual of dividends, shall cease and the persons entitled to receive Common Stock upon the conversion of Series A Preferred Stock shall be treated for all purposes as having become the owners of such Common Stock. Concurrently with such conversion, the Series A Preferred Stock shall cease to be outstanding, shall be canceled and the shares of Preferred Stock formerly designated pursuant to this Statement of Resolutions shall be restored to authorized but unissued shares of Preferred Stock.

(b)    Distributions, Combinations, Subdivisions and Reclassifications by the Corporation. If, after the date of issuance of the Series A Preferred Stock, the Corporation (i) makes a distribution on its shares of Common Stock in shares of Common Stock, (ii) subdivides or splits its outstanding Common Stock into a greater number of shares of Common Stock, (iii) combines or reclassifies its Common Stock into a smaller number of shares of Common Stock or (iv) issues by reclassification of its Common Stock any securities (including any reclassification in connection with a merger, consolidation or business combination in which the Corporation is the surviving person), then the Series A Conversion Rate in effect at the time of the record date for such distribution or of the effective date of such subdivision, split, combination or reclassification shall be proportionately adjusted so that the conversion of the Series A Preferred Stock after such time shall entitle the holder to receive the aggregate number of shares of Common Stock (or shares of any securities into which such shares of Common Stock would have been combined, consolidated, merged or reclassified pursuant to clauses (iii) and (iv) above) that such holder would have been entitled to receive if the Series A Preferred Stock had been converted into shares of Common Stock immediately prior to such record date or effective date, as the case may be, and in the case of a merger, consolidation or business combination in which the Corporation is the surviving person, the Corporation shall provide effective provisions to ensure that the provisions in this Statement of Resolutions relating to the Series A Preferred Stock shall not be abridged or amended and that the Series A Preferred Stock shall thereafter retain the same preferences, limitations and relative rights that the Series A Preferred Stock had immediately prior to such transaction or event. An adjustment made pursuant to this Section 3(b) shall become effective immediately after the record date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Corporation is the surviving person) or split. Such adjustment shall be made successively whenever any event described above shall occur.
(c)    Other Extraordinary Transactions Affecting the Corporation. At least fifteen (15) days prior to the consummation of any recapitalization, reorganization, consolidation, sale of all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole, change of control (whether by stock sale, merger, acquisition by any person or group of more than a majority of the Corporation’s outstanding Common Stock or otherwise), spin-off or other business combination (not otherwise addressed in Section 3(b) above) (a “Corporation Event”), the Corporation shall notify each holder of Series A Preferred Stock of such event (such notice to set forth in reasonable detail the material terms and conditions of such Corporation Event and the securities, cash or other assets, if any, which a holder of Common Stock (on a per share basis) would receive upon the consummation of such event) (a “Corporation Event Notice”). Upon the consummation of a Corporation Event, each holder of Series A Preferred Stock shall receive any securities, cash or other assets that would be paid in respect of the shares of Common Stock into which such shares (or applicable fraction thereof) of Series A Preferred Stock would be convertible (assuming Shareholder Approval).
(d)     Notwithstanding any of the other provisions of this Section 3, no adjustment shall be made to the Series A Conversion Rate pursuant to Section 3(b) as a result of any of the following:
(i)    the grant of Common Stock or options, warrants or rights to purchase Common Stock to employees, officers or directors of the Corporation or its subsidiaries, under compensation plans and agreements approved by the Board of Directors;

(ii)    the issuance of any Common Stock as all or part of the consideration to effect (A) the closing of any acquisition by the Corporation of assets of a third party in an arm’s-length transaction or (B) the consummation of a merger, consolidation or other business combination of the Corporation with another entity in which the Corporation survives and Common Stock remain outstanding to the extent such transaction(s) is or are validly approved by the vote or consent of the Board of Directors; and
(iii)    the issuance of securities for which an adjustment is made under another provision of this Section 3.
(e)    In the event of any taking by the Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any distribution thereon, any security or other property or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any securities or any other securities or property of the Corporation, or to receive any other right, the Corporation shall notify each holder of Series A Preferred Stock at least 10 days prior to the record date, of which any such record is to be taken for the purpose of such distribution, security or right and the amount and character of such distribution, security or right, and each holder of Series A Preferred Stock shall receive any securities, cash or other assets that would be paid in respect of the shares of Common Stock into which such shares (or applicable fraction thereof) of Series A Preferred Stock would be convertible (assuming Shareholder Approval).
(f)    Upon any adjustment pursuant to this Section 3, the Corporation promptly shall deliver to each holder of Series A Preferred Stock a certificate signed by an appropriate officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Series A Conversion Rate then in effect following such adjustment.
(g)    The Corporation shall pay any and all issue, documentary, stamp and other taxes, excluding any income, franchise, property or similar taxes, that may be payable in respect of any issue or delivery of Common Stock on conversion of, or payment of distributions on, Series A Preferred Stock pursuant hereto. However, the holder of any Series A Preferred Stock shall pay any tax that is due because Common Stock issuable upon conversion thereof or distribution payment thereon is issued in a name other than such holder’s name.
(h)    No fractional shares of Common Stock shall be issued upon the conversion of any Series A Preferred Stock. All Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional stock. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a Common Stock, the Corporation shall not issue a fractional Common Stock but shall be rounded to the nearest whole share (with 0.5 of a share being rounded to the next higher number of shares).
(i)    The Corporation agrees that it will act in good faith to make any adjustment(s) required by this Section 3 equitably and in such a manner as to afford the holders of Series A Preferred Stock the benefits of the provisions hereof, and will not take any action to deprive such holders of the benefit hereof.

4.	Liquidation.
(a)    Prior to conversion pursuant to Section 3, in the event of a liquidation (complete or partial) or winding up of the affairs of the Corporation, whether voluntary or involuntary (a “Liquidation”), after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of Series A Preferred Stock shall be entitled to receive, in respect of any shares of Series A Preferred Stock held by them, out of assets of the Corporation available for distribution to stockholders of the Corporation or their assignees, and subject to the rights of any outstanding shares of Senior Stock and before any amount shall be distributed among the holders of Junior Stock, a liquidating distribution in the amount of, at the option of each holder, either (i) a liquidation preference per share of Series A Preferred Stock payable in cash equal to $240.00 per share, plus accrued and unpaid dividends to the date of payment, or (ii) for each share or applicable fraction thereof of Series A Preferred Stock, the proceeds (including cash or stock or a combination thereof) that would be paid in respect of the shares of Common Stock into which such share (or applicable fraction thereof) of Series A Preferred Stock would be convertible (subject to the Shareholder Approval) (the “Liquidation Preference”). If, upon a Liquidation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the then outstanding shares of Series A Preferred Stock and the holders of any shares of Parity Stock ranking on a parity with the Series A Preferred Stock with respect to any distribution of assets upon Liquidation are insufficient to pay in full the amount of all such Liquidation Preference payable with respect to the Series A Preferred Stock and any such Parity Stock, then the holders of Series A Preferred Stock and such Parity Stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled.
(b)    The Corporation shall provide the holders of Series A Preferred Stock appearing on the stock books of the Corporation as of the date of such notice at the address of said holder shown therein with written notice of (i) any voluntary Liquidation promptly after such Liquidation has been approved by the Board of Directors and at least 30 days prior to the effective date of such Liquidation and (ii) any involuntary Liquidation promptly upon the Corporation becoming aware of any threatened or instituted proceeding in respect thereof. Such notice shall state a distribution or payment date, the amount of the Liquidation Preference and the place where the Liquidation Preference shall be distributable or payable.
(c)    After the payment in cash or proceeds to the holders of shares of the Series A Preferred Stock of the full amount of the Liquidation Preference with respect to outstanding shares of Series A Preferred Stock, the holders of outstanding shares of Series A Preferred Stock shall have no right or claim, based on their ownership of shares of Series A Preferred Stock, to the remaining assets of the Corporation, if any. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in the good faith reasonable discretion of the Board of Directors or liquidating trustee, as the case may be.
5.Voting.
(a)    Each share of Series A Preferred Stock shall entitle the holder thereof to one vote for each share of Common Stock into which such share (or applicable fraction thereof) of Series A Preferred Stock would be convertible (subject to the Shareholder Approval) on the record date for such vote (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share with 0.5 of a share being rounded to the next higher number of shares), and with respect to such vote such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the Bylaws, and shall be entitled to vote, together with holders of shares of Common Stock and any other class or series of stock that votes together with the Common Stock, as a single class, with respect to any question or matter upon which holders of shares of Common Stock have the right to vote other than those questions and matters to which the holders of Common Stock have a separate class vote as required by applicable law or regulation.
(b)    So long as the Series A Preferred Stock is outstanding, the Corporation shall not, without the approval of the holders of at least a majority of all outstanding Series A Preferred Stock effect any change in the Certificate of Formation or bylaws, as then in effect (the “Bylaws”), that adversely affects the designations, preferences, limitations or relative rights of the Series A Preferred Stock.
(c)    The rights of holders of Series A Preferred Stock to take any action as provided in this Statement of Resolutions or otherwise (including without limitation the waiver of any rights of such holders) may be exercised at any annual meeting of shareholders or at a special meeting of shareholders held for such purpose or at any adjournment thereof, or without a meeting, without prior notice and without a vote, if a consent or counterpart consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares of Series A Preferred Stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all outstanding shares of Series A Preferred Stock entitled to vote on the action were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those holders of Series A Preferred Stock who did not consent in writing to the action.
6.Certificates.
(a)    The Series A Preferred Stock shall be evidenced by certificates in such form as the Board of Directors may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other stock; unless and until the Board of Directors determines to assign the responsibility to another person. The certificates evidencing Series A Preferred Stock shall be separately identified and shall not bear the same CUSIP number as the certificates evidencing Common Stock.
(b)    The certificate(s) representing the Series A Preferred Stock may be imprinted with a legend in substantially the following form:
“THE SECURITIES IDENTIFIED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE FOREGOING LEGEND WILL BE REMOVED AND A NEW OWNERSHIP NOTICE PROVIDED WITH RESPECT TO THE SECURITIES IDENTIFIED HEREIN UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH

RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.”
(c)    If any of the certificates representing the Series A Preferred Stock shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Preferred Stock certificate, or in lieu of and substitution for the Series A Preferred Stock certificate lost, stolen or destroyed, a new Series A Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series A Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation.

7.	Waiver.
Any of the designations, preferences, limitations and relative rights and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding.

8.	No Other Rights.
The shares of Series A Preferred Stock shall not have any powers, designations, preferences or relative, participating, optional, or other special rights, nor shall there be any qualifications, limitations or restrictions or any powers, designations, preferences or rights of such shares, other than as set forth herein or in this Statement of Resolutions, or as may be provided by law.

9.	Effective Date.
This Statement of Resolutions shall become effective as of 12:01 a.m. on February 27, 2015.
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IN WITNESS WHEREOF, the undersigned has duly executed this Statement in the name and on behalf of MATADOR RESOURCES COMPANY, on the 25th day of February, 2015 and the statements contained herein are affirmed as true under penalty of perjury.

MATADOR RESOURCES COMPANY

By: /s/ Craig N. Adams
Name:    Craig N. Adams
Title:    Executive Vice President

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STATEMENT OF RESOLUTIONS